Exhibit 10.10.10

VENTAS, INC.
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made and entered into as of the ___ day of _______ (the “Grant Date”), by and between VENTAS, INC., a Delaware corporation (the “Company”), and ________, an employee of the Company (“Employee”), pursuant to the Ventas, Inc. 2012 Incentive Plan (the “Plan”).
AGREEMENT:
The parties agree as follows:
1.Grant of Restricted Stock Units. As of the Grant Date, Employee will be credited with ______ (____) Restricted Stock Units (the “RSUs”). Each RSU is a notional amount that represents one (1) unvested share of Common Stock (a “Share”) and constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of a vested Share following the vesting of such RSU and satisfaction of the other requirements contained herein. The RSUs shall be credited to a separate account maintained for Employee for bookkeeping purposes only on the books and records of the Company (the “Account”).
2.    Vesting of RSUs. One-third of the RSUs will vest on the first anniversary of the Grant Date, and two-thirds of the RSUs will vest on the second anniversary of the Grant Date, except as otherwise provided in Section 3. Notwithstanding the foregoing, in the event of (A) a Qualifying Termination, (B) the death or Disability of Employee, (C) retirement by Employee on or after the attainment of a combined number of age and years of service of at least 75, with a minimum age of 62 (“Retirement”), or (D) termination of Employee’s employment by the Company without Cause or by Employee with Good Reason (if and as such term is defined in Employee’s employment agreement or, if none, in Employee’s severance agreement or other similar written agreement with the Company), the RSUs shall vest and Employee shall be entitled to receive the Shares underlying such RSUs. For purposes of this Agreement, a “Qualifying Termination” occurs if, (x) within the six (6) months prior to the public announcement of a proposed transaction that culminates in a Change in Control (y) during the period following such public announcement and prior to the Change in Control or (z) within the twenty-four (24) months following a Change in Control, Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason (if and as such term is defined in Employee’s employment agreement or, if none, in Employee’s written severance agreement or other similar written agreement with the Company); provided, that in the case of (x) or (y) the Qualifying Termination shall occur upon the date of the Change in Control. For avoidance of doubt, clause (A) shall not apply if clause (D) already has been triggered.
3.    Forfeiture of RSUs. If Employee’s employment by the Company is terminated for any reason other than death, Disability, Qualifying Termination, Retirement or termination by the Company without Cause or by Employee with Good Reason (if and as such term is defined in Employee’s employment agreement or, if none, in Employee’s severance agreement or other similar written agreement with the Company), the right to receive Shares underlying any RSUs which have not vested in accordance with Section 2 of this Agreement shall be forfeited by Employee without additional consideration, and Employee shall have no further rights with respect thereto. Upon notice given to the Board by Employee and in exchange for good and valuable consideration previously provided by Employee, Employee may elect to extend the duration of any non-competition or other restrictive covenants that apply to Employee pursuant to the Plan, an employment agreement, or other agreement with the Company.
4.    Restriction on Transfers. Employee shall not Transfer any of his or her rights and interests under the RSUs described in this Agreement prior to the distribution of the underlying Shares pursuant to Section 6. For purposes of this Agreement, the term “Transfer” shall mean any sale, exchange, assignment, gift, encumbrance, lien, transfer by bankruptcy or judicial order, transfer by operation of law and all other types of transfers and dispositions, whether direct or indirect, voluntary or involuntary.

5.    Rights as Stockholder; Dividend Equivalents. Unless and until an RSU has vested and the underlying Share has been distributed to Employee, Employee shall not be entitled to vote in respect of that RSU or Share. Notwithstanding the foregoing, if the Company declares a cash or stock dividend on the Shares of Common Stock while the RSUs remain outstanding, then, on the payment date of the dividend, Employee’s Account shall be credited with dividend equivalents in an amount equal to the dividends that would have been paid to Employee if one Share of Common Stock had been issued on the Grant Date for each RSU under this Agreement that remains outstanding as of the record date. The Company shall pay currently (and in no event later than March 15 of the calendar year following the year in which the dividend is paid to the holders of the Common Stock), in cash, an amount equal to the dividend equivalents with respect to Employee’s RSUs or, at the discretion of the Committee, in Shares of Common Stock having a Fair Market Value equal to the amount of dividend equivalents. Except as provided in this Section 5, Employee will have no rights as a stockholder with respect to any Shares subject to the RSUs prior to the date on which he or she is recorded as the holder of those Shares on the records of the Company. The above-referenced dividend equivalents shall be paid so long as Employee held RSUs on the record date notwithstanding whether Employee’s employment terminates prior to payment of the dividend equivalent.
6.    Timing and Form of Payment. Once an RSU vests in accordance with this Agreement, Employee will be entitled to receive a Share in its place. Delivery of the Shares will be made as soon as administratively practicable after the vesting of the associated RSUs based on continued service or, if earlier, the termination of Employee’s employment due to his or her death, Disability, Retirement, Qualifying Termination, by the Company without Cause or by Employee with Good Reason (if and as such term is defined in Employee’s employment agreement or, if none, in Employee’s severance agreement or other similar written agreement with the Company), and in any event, no later than March 15 of the calendar year following the calendar year in which such vesting occurs (provided, that if the distribution of Shares is made in connection with the termination of Employee’s employment due to his or her Retirement, such Shares shall be delivered no later than sixty (60) days following the date of such Retirement). Shares will be credited to an account established for the benefit of Employee with the Company’s administrative agent. Employee will have full legal and beneficial ownership with respect to the Shares at that time. Notwithstanding the foregoing, Employee may elect to defer delivery of the Shares underlying the RSUs as permitted by the Committee, in accordance with Section 409A of the Code.
7.    Compliance with Law. The issuance and transfer of Shares of Common Stock shall be subject to compliance by the Company and Employee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Stock may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
8.    Agreement Does Not Grant Employment Rights or Rights to Future Awards. The granting of RSUs shall not be construed as granting to Employee any right to employment by the Company. The right of the Company to terminate Employee’s employment at any time, for any reason, with or without cause, is specifically reserved. This Agreement does not obligate the Company to grant any number of RSUs to Employee in the future; provided, however, that if the Company does grant additional RSUs to Employee in the future, such award will contain terms substantially similar to Sections 2 and 3 hereof unless mutually agreed by the parties.
9.    Tax Withholding. Employee hereby acknowledges that the Company will be obligated to withhold taxes for amounts hereunder whenever includable in Employee’s income and hereby agrees to make whatever arrangements are necessary to enable the Company to withhold as required by law, including without limitation the right to deduct from payments of any kind otherwise due to Employee. Employee shall have the right to elect to satisfy, in whole or in part, Employee’s tax withholding obligations by having the Company withhold Shares that would otherwise be distributable to Employee hereunder.

10.    Miscellaneous.
(a)    Incorporation of Plan. Except as specifically provided herein, this Agreement is and shall be in all respects subject to the terms and conditions of the Plan, a copy of which Employee acknowledges receiving and the terms of which are incorporated by reference.
(b)    Recoupment of Awards. All Shares, including Shares that have vested in accordance with Section 2 of this Agreement, shall be subject to the terms and conditions, if applicable, of any recoupment policy adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed.
(c)    Captions. The captions and section headings used herein are for convenience only, shall not be deemed part of this Agreement and shall not in any way restrict or modify the context or substance of any section or paragraph of this Agreement.
(d)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.
(e)    Defined Terms. All capitalized terms not defined herein shall have the meanings set forth in the Plan, unless a different meaning is plainly required by the context.
(f)    Code Section 409A. This Agreement is intended to be exempt from or, in the alternative, to comply with Code Section 409A and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Code Section 409A. Notwithstanding any other provision in this Agreement to the contrary, if Employee is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to Employee before the earlier of (i) the expiration of the six-month period measured from the date of Employee’s termination of employment, and (ii) the date of Employee's death.

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first above written.
VENTAS, INC.
By:
Title:

[NAME]

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